UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2011

BONDS.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 5th Avenue, 8th Floor New York, New York 10017
(Address of principal executive offices) (Zip Code)

(212) 946-3998
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

As previously disclosed, on February 2, 2011, Bonds.com Group, Inc. (“we,” “us” or the “Company”) consummated a group of related transactions, including the sale of 65 units of securities for an aggregate purchase price of $6,500,000 to two accredited investors, with each unit (each a “Unit”) comprised of (a) warrants to purchase 1,428,571.429 shares of our Common Stock, par value $0.0001 per share, at an initial exercise price of $0.07 per share (the “Common Stock Warrants”), and (b) 100 shares of a newly-created class of preferred stock designated as Series D Convertible Preferred Stock (the “Series D Preferred”).  Additionally, as part of that transaction, the Company, the purchasers and certain other security holders entered into a Series D Stockholders Agreement and an Amended and Restated Registration Rights Agreement.  Such sale of Units, Series D Stockholders’ Agreement and Amended and Restated Registration Rights Agreement, and certain related matters, are described in more detail in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2011.

On March 7, 2011, the Company entered into two separate Unit Purchase Agreements with two accredited investors pursuant to which, among other things, the Company sold 4 Units for an aggregate purchase price of $400,000.  Additionally, in connection with such sales, the two accredited investors joined as parties to the Series D Stockholders Agreement and the Amended and Restated Registration Rights Agreement.

In addition to providing for the sale of the of the Units, these Unit Purchase Agreements contain representations and warranties of the Company in favor of the investors.  Additionally, in the Unit Purchase Agreements, the Company covenants that, as promptly as possible, but in no event later than the date 180 days after the date of the Unit Purchase Agreement, the Company shall undertake any and all actions necessary to authorize, approve and effect the increase of its authorized Common Stock from 300,000,000 shares to 1,000,000,000 shares (the “Authorized Share Increase”).

Cautionary Statements.

The representations, warranties and covenants contained in the Unit Purchase Agreements were made only for purposes of such agreements and as of specific dates and are solely for the benefit of the parties to such agreements. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Unit Purchase Agreements and should not rely on the representations, warranties and covenants or any descriptions thereof in this Current Report as characterizations of the actual state of facts regarding the condition or state of affairs of the Company or any of their respective subsidiaries or affiliates or anticipated future events.

Item 3.02.	Unregistered Sale of Equity Securities.

As summarized in Item 1.01, above, on March 7, 2011, the Company sold 4 Units.  The purchase price for such Units was $400,0000.

Additionally, on March 3, 2011, the Company’s Board of Directors adopted resolutions pursuant to which the Company agreed to issue to Patricia Kemp and Eugene Lockhart, each directors of the Company, options to purchase shares of the Company’s Common Stock.  The Company is not required to issue such options unless and until the Authorized Share Increase referenced in Item 1.01 above occurs.  Each option will provide the holder with the right to purchase 5,666,560 shares of our Common Stock at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant.  The options will be fully vested on the date of grant.

The foregoing issuances were made in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act based on representations and warranties made by purchasers and other factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 9, 2011	BONDS.COM GROUP, INC.

	By:	/s/Michael O. Sanderson
	Name:	Michael O. Sanderson
	Title:	Chief Executive Officer